United States securities and exchange commission logo





                     February 3, 2021

       Shawn Duffy
       Chief Financial Officer
       VIASAT INC
       6155 El Camino Real
       Carlsbad, California 92009

                                                        Re: VIASAT INC
                                                            Form 10-K for the
period ended March 31, 2020
                                                            Filed May 29, 2020
                                                            File No. 000-21767

       Dear Ms. Duffy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing